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                                    July 16, 1997






Vitafort International Corporation
1800 Avenue of the Stars, Suite 480
Los Angeles, California 90067

         Re:  Vitafort International Corporation
              Registration Statement on Form S-8
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Gentlemen:

         You have requested our opinion as counsel for Vitafort International Corporation, Inc., a Delaware corporation ("Company"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 428,086 shares of common stock of the Company, par value $0.0001 per share ("Common Stock"), pursuant to the Consulting Agreements, each dated June 26, 1997, between the Company and each of the following individuals: Theo Bradford, Dale DeMarchi, Mark Dodge, Michael Donahue, David Dondick, Joel Freedman, Frank Hariton, Paul Hermis, Keith Himes, Julia Holbert, Louis lane, Craig Lazar, John Liss, Robert Luke, James MacPherson, Dana Perlman, Radu Popa, Harry S. Stahl, Benjamin Tabatchnick and Allan Zackler, respectively, as set forth in Exhibits
99.1 through 99.20 (inclusive) to the Company's Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about July 18, 1997 ("Registration Statement").

         In connection with the foregoing, we have examined originals, photostatic copies or certified copies of such records of the Company, certificates of officers of the Company, certificates of public officials and other documents as we have deemed relevant and necessary as the basis for the opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to and reviewed by us as originals or duplicate originals and the conformity to original documents of all documents submitted to us as certified, photostatic or conformed copies, the correctness and completeness of such certificates, the due authorization, execution and delivery by all persons other than the Company, where due authorization, execution and delivery are prerequisites to the effectiveness thereof, and the


                                      Exhibit 5

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Vitafort International Corporation
July 16, 1997
Page 2


absence of any impairment, legal or otherwise, affecting the performance by all parties to such documents (other than the Company), which assumptions we have not independently verified.

         We have relied exclusively upon a certificate of officers of the Company as to various factual matters.

         Members of our firm are admitted to the bar in the State of California and we do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the United States of America to the extent referred to specifically herein. We undertake no obligation to advise you of facts or changes in law occurring after the date hereof which might affect the opinion expressed herein.

         Based upon and subject to the foregoing, we are of the opinion that the Shares will, when issued, be legally issued, fully paid and nonassessable.

         This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

         This opinion is addressed solely to the Company and no one else has the right to rely upon it, nor may anyone release it, quote from it or employ it in any transaction other than those discussed herein without our prior written consent. However, we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.


                             Very truly yours,



                             Harry S. Stahl




                                      Exhibit 5